Exhibit 24

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors of Connecticut Water Service, Inc. (the “Company”), does hereby constitute and appoint Marshall T. Chiaraluce and David C. Benoit, and each of them singly, as his agent and attorney-in-fact to do any and all things and acts in his or her name and in the capacities indicated below and to execute any and all instruments for him or her and in his or her name in the capacities indicated below which said Marshall T. Chiaraluce and David C. Benoit, or either of them, may deem necessary or advisable to enable the Company to comply with the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the preparation and filing of the Company’s Annual Report on Form 10-K (the “Annual Report”) respecting the fiscal year ended December 31, 2004, including specifically, but not limited to, power and authority to sign for him or her in his or her name in the capacities indicated below the Annual Report and any and all amendments thereto, and each of the undersigned does hereby ratify and confirm all that said Marshall T. Chiaraluce and David C. Benoit, or either of them, shall do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of March 11, 2005.

/s/ Marshall T. Chiaraluce	/s/ David A. Lentini

Marshall T.Chiaraluce, Director	David A. Lentini, Director

/s/ Robert Engle	/s/ Robert F. Neal

Robert Engle, Director	Robert F. Neal, Director

/s/ Mary Ann Hanley	/s/ Arthur C. Reeds

Mary Ann Hanley, Director	Arthur C. Reeds, Director

/s/ Marcia L. Hincks	/s/ Lisa J. Thibdaue

Marcia L. Hincks,Director	Lisa J. Thibdaue, Director

/s/ Mark G. Kachur	/s/ Carol P. Wallace

Mark G. Kachur,Director	Carol P. Wallace, Director

/s/ Ronald D. Lengyel	/s/ Donald B. Wilbur

Ronald D.Lengyel, Director	Donald B. Wilbur, Director